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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
TRAVELERS PROPERTY CASUALTY CORP. (NYSE: TAP.A AND TAP.B)


                      TRAVELERS PROPERTY CASUALTY COMPLETES
                           $1.4 BILLION DEBT OFFERING

         PROCEEDS TO REPAY EXISTING DEBT AND TRUST PREFERRED SECURITIES


HARTFORD, Conn. - March 11, 2003 - Travelers Property Casualty Corp. (NYSE:
TAP.A and TAP.B) announced today the successful completion of a $1.4 billion debt offering. The offering of $1.4 billion principal amount of Notes included $400,000,000 of 3.75% Senior Notes due 2008; $500,000,000 of 5.00% Senior Notes
due 2013; and $500,000,000 of 6.375% Senior Notes due 2033, with interest payable semi-annually. The notes were offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 ("Securities Act") and outside the United States in reliance on Regulation S under the Securities Act. The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Travelers used $500 million of proceeds to repay existing indebtedness to Citigroup Inc. The other approximately $900 million will be used to redeem the amount referred to on its balance sheet as "TIGHI-obligated mandatorily redeemable securities of subsidiary trusts holding solely junior subordinated debt securities of TIGHI" thereby lowering its annual interest expense. The required redemption notices have been provided and the securities are expected to be redeemed in early April.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

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ABOUT TRAVELERS PROPERTY CASUALTY

Travelers Property Casualty (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. Travelers is the third largest commercial lines insurer, providing a broad range of insurance products including workers compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. The company is the second largest writer of homeowners and auto insurance through independent agents. For more information on Travelers products, see www.travelers.com.


SUBJECT: TAPA, TAPB, TAP.A, TAP.B, TAPa, TAPb, TAP.a, TAP.b, TAP/A, TAP/B,
         TAP/a, TAP/b

CONTACTS
Media:                  Institutional Investors:           Individual Investors:
Marlene Ibsen           Maria Olivo                        Marc Parr
860/277-9039            860/277-8330                       860/277-0779

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. The matters referred to in such statements could be affected by risks and uncertainties, and actual results could differ materially from those expressed or implied. For further information, please refer to the information under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations - Outlook" and " - Forward-Looking Statements" in the Travelers Annual Report on Form 10-K.